Exhibit 5.1

McCarthy Tétrault LLP Suite 4000 Toronto-Dominion Bank Tower 421-7th Avenue S.W. Calgary, Alberta, T2P 4K9 Canada

March 3, 2021

Sundial Growers Inc.

#300, 919 – 11 Avenue SW

Calgary, Alberta T2R 1P3

Canada

Dear Sirs/Mesdames:

RE:	Sundial Growers Inc. – Registration Statement on Form F-3

We have acted as Canadian counsel to Sundial Growers Inc. (the “Corporation”), a corporation existing under the laws of the Province of Alberta, in connection with the Registration Statement on Form F-3 (the “Registration Statement”) of the Corporation to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, with respect to the sale, from time to time, of up to an aggregate of 98,333,334 common shares of the Corporation (the “Common Shares”) by a certain existing shareholder pursuant to the Registration Statement.

In so acting, we have examined copies of the Registration Statement. We have also examined copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Corporation.

We have assumed (i) the genuineness of all signatures on all documents examined by us and the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies, (ii) all information contained in all documents reviewed by us is true and correct, (iii) there is no foreign law that would affect the opinion expressed herein, and (iv) at the time of the execution and delivery of any documents relating to the Common Shares, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. We also have assumed the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations expressed herein, we are of the opinion that, on the date hereof, the Common Shares to be sold pursuant to the terms of the Registration Statement are validly issued, fully paid and non-assessable shares in the capital of the Corporation.

This opinion is limited to the laws of the Province of Alberta and the laws of Canada applicable therein.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion is furnished solely for the benefit of the addressee hereof in connection with the Registration Statement and the transactions contemplated thereby. The opinions herein expressed are given and effective as of the date hereof and we undertake no duty to update or supplement such opinions to reflect subsequent factual or legal developments which may come or be brought to our attention.

Yours truly,

/s/ McCarthy Tétrault LLP